Exhibit 14.1
THE SHAW GROUP INC.
CODE OF CORPORATE CONDUCT
For The Shaw Group Inc. and all Subsidiaries and Affiliates
Revised: June 2006
Code of Corporate Conduct
Last Revised 06.06

TABLE OF CONTENTS

I. INTRODUCTION	3

II. CORPORATE CONDUCT
A. Statement of Purpose	4
B. Compliance with All Laws	4
C. Specific Applicable Laws	4
D. Record Keeping	6
E. Business Courtesies/Gifts	7
F. E-mail, Internet and Voicemail	8
G. Confidential Information	9
H. Conflicts of Interest	10
I. Consultants	11
J. Drug and Alcohol Policy	11
K. Employment and Related Documents	11
L. Political Activities	11
M Investigations and Audits	12
N. Government and Public Contracts, and Programs	13
O. International Business	14
P. Corporate Funds, Property, and Opportunities	15
Q. Personal Finances	15
R. Outside Activities	16
S. Innovations, Inventions, Patents and Grants	16
T. Fair Dealing	16
U. Publications, Books and Articles	17
V. Diversity and Respect	17
W. Workplace Violence	17
X. Photographs	17
Y. Time Sheets and Expense Reports	17
Z. Compliance Training	18
AA. Anti-Fraud Policy	18

III. TREATMENT OF VIOLATIONS AND REPORTING	18

EXHIBIT A: CONTACT LIST	20
Code of Corporate Conduct
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THE SHAW GROUP INC.
CODE OF CORPORATE CONDUCT
Section I. INTRODUCTION
     The Shaw Group Inc. and all of its subsidiaries and affiliates (collectively, the “Company”) are committed to complying with all applicable laws, regulations and those standards of conduct set forth in this document. This document sets forth the Code of Corporate Conduct (the “Code”) of the Company.
     This Code applies to all executives, employees, officers and directors of the company as well as temporary or borrowed employees of the Company (collectively referred to herein as “Employees”). The Company does not intend to grant any waivers of applicability of this Code to any Employees. However, should any such waiver occur with regard to any Director or Executive, the waiver may be made only by the Board of Directors and such waiver must be disclosed to the Shareholders (“Executives” as referenced herein refers to those persons designated as Executives on the Company’s Proxy). With regard to Employees working outside of the United States and which are not citizens of the United States, these provisions apply to the extent not otherwise prohibited by the local laws under which they work.
     Section II of the Code deals with the Company’s policy regarding the ethical conduct of its Employees. The policy of the Company in general is to require that each individual affiliated with the Company act with honesty, integrity, and fairness in a manner that promotes both public trust and confidence, as well as compliance with law and regulation. While the Code sets forth the Company’s policy for proper and ethical behavior, it does not deal with all situations and circumstances and, as a result, is not intended to govern every question that may arise, or to be a substitute for individual good judgment.
     Section III of the Code addresses reporting of violations or perceived violations of the Code and the potential consequences of those who violate this Code and the applicable laws, rules and regulations which apply to the Company.
     Whenever there is any question as to whether an activity or relationship may either violate this Code, other applicable law, regulation or procedures or doubt about what is the best course of action in a particular situation Employees are encouraged to talk to their supervisors, managers, Company officers (including the Chief Compliance Officer), the Legal Department, the Corporate Secretary, or other appropriate personnel to obtain any needed assistance.
     Executive management of the Company is regularly required to make certifications, affirmations, and other statements concerning the various actions and activities of the Company, its officers and directors, in connection with audits, examinations, tax returns, public reports, filings with the Securities and Exchange Commission and similar matters. The accuracy and reliability of those statements depend in large part on the ethical behavior of the Company’s Employees.
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Therefore each Employee must read and understand the contents of this Code, review it periodically, and be alert to situations which may be in violation of the principles set forth.
     Exhibit A to this Code provides the names of persons who can be contacted to provide advice, assistance and receive complaints or information about this Code or violations of it. This information is available to Employees with access to Shaw Net (http://shawnet.shawgrp.com)
Section II. CORPORATE CONDUCT
A. Statement of Purpose
The reputation of any business organization is built through the collective and individual performance of its directors, officers and employees. The public often views public corporations such as the Company as occupying special positions of trust and the Company’s future success is contingent upon living up to this perception through the competence and integrity of its staff. Each employee, officer or director is responsible for acting in all matters with honesty, fidelity and fairness in a manner that both merits public trust and confidence, as well as compliance with applicable law and regulations.
B. Compliance with All Laws
All business activities shall be conducted in full compliance with all applicable laws and regulations. Unlawful conduct is strictly prohibited. When an Employee is uncertain regarding the interpretation and/or application of any law or regulation, an Executive officer, Chief Compliance Officer, business unit management or the Legal Department should be consulted. Executive officers and Board Members should consult with the Company’s General Counsel or Chief Compliance Officer if necessary.
C. Specific Applicable Laws
As part of the Company’s and Employees’ obligations to adhere to all laws, rules and regulations, there are several specific federal and state laws with which the Company and the Employees may come into contact more frequently which must be adhered to and are specifically mentioned below:
1. Insider Trading. Employees of the Company who come into possession of material nonpublic information concerning the Company must safeguard the information and not intentionally or inadvertently communicate it to any person, including family members and friends, unless the person has a need to know the information for legitimate, Company-related business. All nonpublic information about the Company or about companies with which we do business is considered confidential information. To use material nonpublic information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information.
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     Employees should consult the Company’s Insider Trading Policy for more specific information on the definition of “material nonpublic information” and on buying and selling Company securities or securities of companies with which the Company does business. A copy of the Company’s Insider Trading Policy can be obtained (1) on Shaw Net at the “Compliance, Policies and Procedures” page or (2) from the General Counsel’s office.
2 Antitrust Laws. The Company is aggressively competitive in both the Untied States and foreign markets; however, the Company does business according to and in compliance with all free competition laws including all antitrust laws of the United States and other countries, where applicable. Any violations of the antitrust laws can result in criminal prosecution of the individuals involved. Antitrust laws are complicated and cannot be discussed fully in this policy. However, prohibited activities include agreements with competitors to fix prices, price fixing with our customers to the retailer, boycotts, or other collusional agreements to restrain or restrict competition in the market place. As a general rule, the Company should avoid contacts with competitors except in those limited situations where contacts are clearly necessary and are for a lawful purpose, as such contacts can create the appearance of impropriety with regard to antitrust laws. Any questions or possible infringements of the antitrust laws should be referred to an Executive Officer, Chief Compliance Officer or the Legal Department.
3. Copyrights of Computer Software. United States copyright law protects most computer programs in most countries. Penalties for violations of these copyright laws can be quite severe. The Company’s policy is to strictly adhere to all such copyright and licensing laws relating to software. Employees are prohibited from copying any computer programs or software whether or not owned by the Company unless such is specifically permitted under the applicable software license or under the law. Any questions about these issues should be addressed to the IT Department or the Legal Department.
4. Health and Safety. The Company will adhere to all federal, state, and applicable local laws and regulations regarding the health and safety of employees and environmental protection. All Employees shall be responsible for practicing safe work habits and obeying applicable Company safety procedures at all times. The Company also has reporting procedures for the reports of injuries and accidents while on the job; all Employees are required to adhere to those policies.
5. Equal Employment Opportunity. The Company is an equal opportunity employer, and our policy is not to discriminate against any employee or applicant for employment because of race, color, sex, religion, age, creed, national origin, veteran status, or disability. The Company is committed to full compliance with all applicable federal, state, and local laws governing non-discrimination in employment. This policy applies to all terms and conditions of employment including, but not limited to: hiring, promotion, termination, layoff, recall, transfer, leaves of absence, compensation, and training. Any questions about the implementation of this policy should be directed to Human Resources.
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6. Anti-Harassment. It is the policy of the Company to strive to afford its employees a hospitable, cooperative, respectful and non-coercive work environment. Harassment of any kind (including harassment based on a person’s race, color, creed, sex, religion, age, national origin, veteran status, or disability) by any Employee is improper and will not be tolerated. Harassment includes, but is not limited to an action that unreasonably interferes with an individual’s work performance or creates an intimidating, hostile or offensive work environment. It can be in the form of visual harassment, verbal harassment or physical harassment. The Company has more detailed information on harassment in its human resources policies which are available on the Shaw Net or from a human resources representative. Employees are required to adhere to the anti-harassment policy.
7. Other Employment Laws. The Company also adheres to all other applicable employment laws including but not limited to the Americans With Disabilities Act, the Family Medical Leave Act, Wage and Hour laws, the Employment Retirement Income Security Act, pregnancy protections provided by law and workers compensation laws. All Employees of the Company are encouraged to perform their duties to the extent they are able to ensure Company compliance with such laws.
8. Use of Copyrighted Information. Certain written and audio materials are protected by the copyright laws of the United States. Any Employee seeking to use or reproduce written or audio materials must seek advice from the Legal Department regarding whether such use is permissible. Such materials include but are not limited to music compositions in the form of compact discs, audio cassettes, training materials, software and other forms and written articles from newspapers, journals or magazines. If in doubt, please contact the Legal Department.
D. Record Keeping
Company business records must always be prepared accurately and reliably. They are of critical importance in the operation of the Company’s business. Compliance with accounting rules and controls is expected at all times. Costs must be recorded accurately and consistently regardless of the type of client or contract, or the financial status of the project or business unit. No false or artificial entries are to be made in any books or records of Company for any reason and no Employee shall engage in such practice even if requested to do so by a supervisor. This includes but is not limited to completion of time sheets, expense reports, inspection reports, laboratory reports, safety reports, financial reports and technical reports.
Employees shall make full disclosure of all relevant information and shall otherwise fully cooperate with internal and external auditors or Company legal counsel in the course of compliance audits or investigations. Company records and documents will be maintained in accordance with the Company’s records retention policy. No documents shall be destroyed
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by any Employee in anticipation of their need for legal or governmental regulatory proceedings. Documents include electronic media as well as paper documents. Any receipts of subpoenas for company documents should be sent to the Legal Department for consideration prior to responding thereto.
E. Business Courtesies/Gifts
In some cases, the exchange of limited, non-cash business courtesies and gifts are appropriate and acceptable. However, the Company prohibits the use of such courtesies and gifts in attempting to improperly influence the decisions of customers, suppliers or others impacting our business. This paragraph applies to all Employees. In addition, those Employees assigned to or with responsibilities for Government contracts or programs are subject to additional requirements set out in the Government Contracts and Programs section of this Code.
1.	No Employee may accept, under any circumstance, a gift of money or money equivalent from any customer, vendor, subcontractor, owner, engineer, governmental agency or any other person with whom Employee comes in contact because of Company business.

2.	No Employee or family member of an Employee may solicit or request anything of value for his or her personal gain from those with which he or she comes in contact because of Company business.

3.	Employees and their family members may accept business courtesies and gifts from persons with which Company does business provided: (a) the gift is of nominal value (under $100), or (b) the gift is a promotional gift primarily of an advertising nature, or (c) the gift is a holiday gift of nominal value. (Note that more restrictive requirements apply for Government Contracts and Programs.)

Any gifts of more than nominal value shall not be accepted until Employee has cleared acceptance for such gift with the Legal Department.

4.	Employees are not permitted to receive or purchase goods or services for personal use from suppliers or potential suppliers at price concessions not generally available to other Company employees, or unless provided as part of a Company approved employee purchase plan.

5.	Employees may give to business contacts gifts of nominal value of Company promotional items or other items approved by management which shall bear the name of Company. (Note that more restrictive requirements apply for Government Contracts and Programs.)

6.	Meals and entertainment may be given or received by Employees if of reasonable value or provided that business is discussed and the activity has a clear business
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purpose. Any activity which might be considered lavish or extravagant shall not be permitted. Any questions about acceptability of such meals or entertainment should be directed to the Legal Department or the Chief Compliance Officer. (Note that more restrictive requirements apply for Government Contracts and Programs and public officials both on federal, state or local levels.)
7.	Any offer to an Employee which does not meet these guidelines or which appears clearly inconsistent with business practices must be reported to the Employee’s supervisor.

8.	Any gifts received by an Employee in violation of this Code must be returned to the donor stating that such gifts are not permitted.
F. E-mail, Internet and Voice Mail
The Company’s E-mail, computer, network and voice mail systems are provided and maintained solely for business purposes. All Employees must comply with the IT System and Equipment Acceptable Use Policy published by the Information Technology Department which is available on Shaw Net.
Messages sent through E-mail, instant messaging, electronic communications, the information contained in the network of any Employee’s computer, as well as messages contained on voice mail, are the sole property of The Shaw Group Inc. and are considered business records of the Company and are subject to inspection and monitoring, at all times, by the Company.
Shaw may override any individual passwords or codes or require Employees to disclose any passwords or codes to facilitate access by the Company to E-mail, electronic communications, computer network or hard drive contents or voice mail. Shaw retains the right to access an Employee’s E-mail, computer, or voice mail at any time for any reason whatsoever without notice to the Employee. Such reasons may include but are not limited to the following: to assure compliance with Company policies; to conduct business; to investigate conduct or behavior that may be illegal or may adversely affect the Company, employees or clients. An Employee’s permission to access E-mail, computer records or data, or voice mail is not required.
By using the Company’s E-mail, computers, network system and voice mail, all Employees knowingly and voluntarily consent to their usage of these systems being monitored by the Company. Employees should not expect that E-mail, information in the computer system or voice mail system is confidential or private with respect to the Company, and, therefore, should have no expectation of privacy from the Company related to their usage of these systems. Furthermore, any such information may be disclosed by the Company to a third party, if the Company deems this necessary. However, this policy is not intended to abrogate any attorney/client or work-product privilege within the Company or with respect to third parties.
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E-mail, instant messaging, blogging, postings to message boards, electronic communications, and voice mail are to be used in a manner consistent with all other Company policies. Employees are required to take absolute care to protect the confidentiality of communications or proprietary information both during employment and thereafter. Company policy prohibits the communication of internal, privileged or confidential information outside the Company, unless the communication is in the course of rendering service to a client or customer.
Shaw requires courtesy and respect in the use of the E-mail, electronic communications and voice mail. Any communication by Employees using these systems that may constitute verbal abuse, slander, defamation, or that may be considered offensive, harassing, vulgar, obscene or threatening is strictly prohibited. Offensive content includes, but is not limited to, sexual comments or images, racial slurs, gender-specific comments or any comments that would offend someone on the basis of his or her age, race, sex, creed, color, national origin, religion, disability or veteran status.
The Internet is provided for business use to Employees. Employees are prohibited from downloading any data which is not in the public domain or which is not appropriate for corporate business. Employees should not abuse access to the Internet for personal purposes. Actions involving accessing, sharing, sending, downloading, or viewing pornography of any kind, gambling, violence or other objectionable or illegal material via the Internet or through computer use is prohibited. The Company has the ability to and will conduct reviews of Employee’s uses of the Internet. Violations of the Acceptable Use Policy regarding use of the Internet, IT Systems or Equipment will subject Employees to disciplinary action.
Because all the Computer data and the data a computer has access to are Company property, no Employee shall move, delete, hide, transfer, share or otherwise compromise the existence of the Company’s property. Anyone doing so may violate Federal and State laws and the Company reserves the right to take action against the Employee both during and after termination as well as reserving the right to report the Employee to the proper authorities.
     G. Confidential Information
1.	Company expects that all proprietary, confidential, or nonpublic information to which an Employee has access shall be maintained in strict confidence unless it is otherwise necessary to divulge such information on a need to know basis for business purposes. All such disclosures must be in accordance with applicable procedures. This includes the confidential and proprietary information of Customers, Vendors, Subcontractors and other business entities with which the Company does business. Some examples of confidential information are technical information about current or planned projects, acquisitions or other business proposals, procurement plans, vendor lists or purchase prices, costs, pricing and estimating practices, non-public financial information and litigation information. Section III below and the Company Communications Policy contain additional guidance and procedures that must be
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followed pertaining to any release of information to or communications with securities analysts, brokers, investment bankers, members of the press, investor websites, or similar public audiences.
2.	Employees must be careful about where and with whom business information is discussed. Any confidential matters should not, unless absolutely necessary, be discussed over wireless communication methods or in areas where persons other than those in the discussion could overhear the information. Care should also be taken in the use of e-mail so that unauthorized release is avoided.

3.	Employees’ family members shall not divulge any information they know about or obtain about the Company or those with whom the Company does business which is confidential and proprietary.

4	When it is necessary to divulge confidential information, prior approval should be obtained in accordance with applicable Company procedures from an appropriate Officer of the Company or from the Legal Department.

5.	No Employee shall be hired in order to obtain the person’s specific knowledge of a former employer’s confidential information and the Company prohibits the use by an Employee of confidential or proprietary information of former employers of Employees.
H. Conflicts of Interest
1.	A conflict of interest occurs when personal interests of the Employee or Employee’s family members interfere with the Employee’s ability to perform his or her functions with Company free of bias and in the manner that best benefits the Company. The Employees have a duty to avoid and disclose to the Company any situations which might create a potential or actual Conflict of Interest with regard to Employee’s employment with Company.

2.	Employees shall not represent the Company nor attempt to influence the Company’s decisions in any transactions when the Employee or a member of the Employee’s family has a financial interest in a firm directly or indirectly doing business with or pursuing business with the Company. In these situations, the Employee should, in writing, disclose the nature of the conflict to an Officer of the Company and withdraw from further involvement with the transaction.

3.	Requests for exception to these provisions or for clarification of whether there is a violation of these provisions must be made in writing, disclosing all relevant details of the actual or apparent conflict, and forwarded to the Corporate Secretary or Chief Compliance Officer for approval. Requests involving Company Officers or Directors will be forwarded by the Corporate Secretary to the Board of Directors for approval, and if approved will be disclosed as required by law.
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4.	Any apparent or actual conflicts of interest which exist with regard to an Employee shall be disclosed to the Chief Compliance Officer.

5.	Questions concerning the existence of actual or potential conflicts of interests should be directed to the Chief Compliance Officer.
I. Consultants
No Employee shall hire any Consultants for the Company without having used the proper procurement or Consultant hiring procedures. All Consultants shall be required to execute a Contract with Company prior to the Company providing any compensation to such Consultant and the Consultant shall agree to be bound by the Consultant’s version of this Code as applicable.
J. Drug and Alcohol Policy
Company has in place drug and alcohol policies which prohibit the Employees from the use, possession or distribution of illegal or unauthorized drugs or alcohol on Company property or during the hours of Company operation or in connection with any business of Company. Violations of this policy are very serious and Employees violating such policy will be subject to disciplinary action up to and including termination. The complete policy is available on Shaw Net under “Compliance, Policies and Procedures.”
K. Employment and Related Documents
Employment and Medical Records of Employees are confidential and all Employees having access to those records are required to maintain that confidentiality. The Company shall take appropriate action to insure that only the minimum number of employees required to have access shall have access to those records. Employees’ medical records are kept separately from personnel records and are restricted from Employee access other than to the extent necessary for the Company to carry on its business in a prudent manner. The Company will maintain all records in a manner which is in compliance with applicable privacy laws including but not limited to HIPPA.
L. Political Activities
It is proper and necessary that the Company be involved with and concerned with local and national affairs that might directly impact or affect the Company’s welfare and operation. Management has a responsibility to Shareholders and Employees to assist in creating awareness, understanding and acceptance of the Company’s position with regard to governmental activity. The Company will therefore selectively participate in political activities as may be permitted under applicable laws. The Company may make political contributions within applicable legal limitations at the discretion of the Officers or Board Members of the Company. Employees are free to take an active role politically but such
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involvement shall be at Employees’ own time and expense. Employees shall not pressure other Employees to make political contributions or participate in political events. Employees shall not authorize or commit on behalf of the Company any political contributions, donations or fundraising efforts without approval from an Executive Officer, General Counsel or Chief Compliance Officer.
M. Investigations and Audits
It is the policy of the Company to cooperate with all audits and investigations by Governmental agencies. With regard to Government agency audits and investigations, the Employee shall immediately notify the Legal Department or the Employee’s immediate supervisor who will initiate notifications to the Legal Department and appropriate management.
In addition, the Company itself conducts various internal investigations through various departments for various purposes. All Employees are required to cooperate with such internal investigations. The following guidelines shall be followed by all Employees involved in a Government audit or investigation:
1.	No Company documents or records shall be destroyed which relate to the subject of such audit or investigation. Documents and records include all electronic media.

2.	No historical records or documents shall be altered or modified.

3.	No Employee shall make any knowingly false or misleading statement to any auditor or investigator.

4.	No Employee shall attempt to influence any other Employee to provide false information in such audit or investigation.

5.	Any formal official document or letter informing of the audit or investigation, or requesting information, shall be forwarded to Company’s Legal Department prior to response to the notification or request.

6.	The Company will normally permit government auditors and investigators to speak to Employees at their normal work location during normal business hours. An Employee who is approached by a Government auditor or investigator either inside or outside of the workplace has the right to refuse to speak to such auditor or investigator and to consult with the Company Legal Department or his or her own attorney prior to discussing any matters with the auditor or investigator.
N.	Government and Public Contracts and Programs

1.	General. The Company, through numerous subsidiaries and affiliates, is a major
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provider of goods and services to many Federal, state and local government agencies and entities. Because the statutes and regulations which govern contracting with these various government entities are often more demanding than the principles applicable to strictly commercial relationships, it is essential that those who have responsibilities for government programs be aware of the requirements which apply to the Company’s dealing with each government entity.
To ensure compliance with applicable statutes and regulations, Employees involved with government contracts and programs must comply with the provisions of this Code, and all other Company policies and procedures, including those of their respective business units.
2.	Gifts, Gratuities, Bribes and Kickbacks.
a.	Bribes and Kickbacks. Employees may not solicit or accept, either directly or indirectly, a bribe, kickback, or any other illegal or improper payment or any other thing of value, which might support an inference of wrongdoing regarding a government contract or subcontract. Likewise an Employee may not offer or provide, either directly or indirectly, a bribe, kickback or any other illegal or improper payment, or any other thing of value, to a customer, prospective customer, or government employee or representative to influence their decision regarding a government contract or subcontract.

b.	Gifts, Gratuities and Entertainment. It is the policy of the Company that Employees will not offer gifts, gratuities, or any other thing of value to government employees or officials. Likewise, Employees may not accept gifts, gratuities, or any other thing of value from suppliers or subcontractors on government contracts or programs.

Employees may however give and receive promotional or advertising items such as pens, coffee mugs or similar items of a nominal value. Provision of light refreshments such as coffee, soft drinks, and pastries during meetings with Government officials at Company facilities is also permitted.

Additionally the total value of gifts provided to an individual government employee should not exceed an aggregate of fifty dollars ($50.00) per year.
3.	Safeguarding Classified Information and Materials. Employees must strictly adhere to all laws and regulations regarding the protection of classified information and materials. Any potential violations of classified information requirements or procedures shall be reported in accordance with Company and respective agency procedures immediately.

4.	Procurement Integrity. It is the policy of the Company to fully comply with requirements of the Procurement Integrity Act which restricts the right of contractors
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competing for Federal Government contracts to obtain both certain source selection sensitive information of the Government and also the protected bid or proposal information of competing contractors. Therefore, Employees will not solicit or obtain during the conduct of a competitive procurement, either from an officer or employee of an agency or any other source, any contractor bid or proposal information or source selection information regarding such competitive procurement, prior to the competitive award of that contract.
The Procurement Integrity Act and other statutes and regulations also restrict the ability of certain federal officials or employees to conduct employment discussions or accept employment with the Company. Therefore, any potential employment of a current or former Federal government employee or official by the Company shall be cleared with Human Resources prior to any such hire.
5. Unallowable Costs. The government has identified numerous costs for which it will not reimburse contractors. These unallowable costs are identified in applicable regulations and contract provisions. The Company requires that all such costs be appropriately identified, accounted for, and excluded from proposals and requests for reimbursement prepared by the Company in accordance with applicable procedures. Any questions should be referred to the Government Accounting Department.
O.	International Business

1.	Company is engaged in International business and many other countries have laws which are different from those of the United States. Persons dealing with a project in another country have a duty to become fully informed of and comply with all applicable laws and regulations affecting the work in that Country.

2.	Employees dealing in International business should inform themselves and become fully aware of the U.S. Foreign Corrupt Practices Act. This Act prohibits the giving of anything of value to officials of foreign governments in order to obtain or retain business and has record keeping requirements to which the Company may be bound. There is one exception to this prohibition which involves “facilitating payments” which are required for a government official to expedite the performance of his normal duties. However, any potential payment or request for payment to or by any foreign government official shall be cleared for approval by the Company Legal Department. This policy applies to Company as well as any party with whom it has a contract; adherence to this policy requires extreme diligence by Employees. All contracts Company has with subcontractors, vendors etc. relating to projects in foreign countries shall have a provision requiring compliance with the US FCPA. Discussion of additional requirements of the USFCPA are set forth in the Company’s FCPA policy which can be located on Shaw Net on the “Compliance, Policies and Procedures” page.
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3.	Boycotts. Certain countries are engaged in boycotts against other countries and try to enforce such boycott provisions in contracts with U.S. Companies. U.S. Anti-boycott regulations prohibit such actions. No Employee shall agree to any contract, document, or oral request containing any provision which requires or could be interpreted to require Company to comply with any such boycott. Additionally, the law requires that any request for such a provision be reported to the Government; therefore, if any Employee encounters such a request, it should be reported to the Legal Department immediately.

4.	Export Controls. Company will fully comply with all applicable US export, customs or trade control laws and regulations, licensing requirements and other relevant US laws and international sanctions.
P. Corporate Funds, Property, and Opportunities
All Company assets and opportunities should be utilized for legitimate business purposes of the Company. The use of corporate funds, assets, or opportunities developed or discovered through the use of Company property, information, or position for personal gain or any unauthorized or improper purpose, is strictly prohibited. All Employees should protect the Company’s assets, ensure their efficient use, and advance the legitimate interests of the Company when the opportunity arises. Any funds or assets which may be construed as belonging to the Company must be delivered to the Company and properly recorded. No false, misleading or artificial entry shall be made in the books or records of the Company for any reason. Theft, carelessness and waste have a direct impact on the Company’s profitability and are not acceptable.
Q. Personal Finances
Employees should conduct their personal finances in a manner consistent with the image of a responsible individual and should refrain from any action which might be indicative of financial irresponsibility. The conduct of a responsible individual would include, but not be limited to, the prevention of personal delinquencies and the avoidance of highly risky and/or hazardous speculative transactions, and preclusion of imprudent situations, which might influence decisions on behalf of the Company.
Further, all salary information regarding the employees of the Company is considered as personal and confidential and any unauthorized disclosure is prohibited.
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R. Outside Activities
Employees are encouraged to participate actively in non-profit organizations such as educational, religious, health and welfare institutions, and service clubs. They are also encouraged to serve their communities and schools by serving on committees and boards.
Employees shall not accept full-time, part-time or temporary employment, or act as an Independent consultant, with or without compensation, in cash or in kind, with any organization that does business with the Company or is a competitor of the Company. Additionally, no Employee should, without the prior written approval of the his or her supervisor and the Legal Department, have an outside interest which would materially encroach on the time or attention which should be devoted to the Employee’s company duties; adversely affect the quality of work performed; compete with the Company’s activities; create an apparent or real conflict of interest; involve any use of the Company’s equipment, supplies, or facilities or imply sponsorship or support of the Company.
Each Employee shall inform and receive the written consent of the General Counsel or the Chief Compliance Officer before becoming a director, officer, partner, major stockholder or a trustee of any outside organization.
S. Innovations, Inventions, Patents and Grants
The Company shall own and Employees shall assign all ownership rights in all original works or innovations, inventions, patents and grants suggested by any activity which Employees perform for or on behalf of the Company, related to the Company’s business, or developed during work time or with the use of any Company facilities, equipment, data, trade secrets, or resources.
During employment and after termination of employment with the Company, Employees shall perform all acts necessary to assist the Company, as it may elect, to file patent and trademark applications in the United States and foreign countries to establish, protect and maintain the Company’s intellectual property rights.
T. Fair Dealing
Employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
U. Publications, Books and Articles
Employees are required to submit any potential publications, books and articles in any way related to their job duties, profession or other company business or experiences with the Company to the Investor Relations Department and the Legal Department for clearance prior
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to submission to a publisher. Potential publications, books and articles may not disclose Company confidential or proprietary information or otherwise adversely affect the Company. The Company has the right to require redaction or amendment or to prohibit the Employee from publishing such publication, book or article if it violates this Code, any Confidentiality Agreement signed by the Employee, any other agreement between the Employee and the Company or will potentially adversely affect the Company. Employees are prohibited from working on such publications, books and articles during work hours unless specifically authorized by the Employee’s supervisor in writing.
V. Diversity and Respect
All Employees have a responsibility to ensure that each Employee is respected and valued for his or her individual uniqueness, experience and skills. By respecting and valuing differences, the Company will enhance teamwork and thereby build a competitive advantage. Disrespectful behavior of Employees toward other Employees does not have a place within the Company.
W. Workplace Violence
As stated in the Company’s Workplace Violence Prevention policy, the Company strives to maintain a safe and secure workplace and does not tolerate any acts or threats of violence in the workplace. Furthermore, the Company does not tolerate any acts or threats of domestic violence against any Employee while on Company property or conducting Company business. Please refer to the Company’s Workplace Violence Prevention policy located in the Company Safety Manual. A copy of such policy is available from Safety representatives.
X. Photographs
Photographs are sometimes taken by the Company for various reasons. The Company may use those photographs in advertising or other promotional materials. By continuing to perform duties for the Company, Employees deem that they have given their consent to the Company to use any photographs of them in Company business and promotions.
Y. Time Sheets and Expense Reports
Company has a Time Sheet Policy which explains the use of time sheet reporting. The time sheet instructions and policy can be found on Shaw Net. All Employees are required to read and adhere to time sheet requirements. If an Employee has any questions about the time sheet reporting, the Employee should direct those questions to the payroll department, his or her supervisor, or read over the Time Sheet policies. Compliance with time reporting procedures is critical to the Company and all Employees are required to adhere to those procedures.
Company also has a Travel and Entertainment Policy and Expense reporting procedures. Employees shall not request the Company to reimburse any non-business related travel or other expenses and Employees shall follow all policies and procedures set forth by the Company related to expenses and travel.
Code of Corporate Conduct
Last Revised 06.06

Z. Compliance Training
As part of the Company’s compliance program, Employees may be required to participate in certain training programs. Employees are required to do the training requested of them. Any questions, objections or problems related to such shall be brought to the Employee’s supervisor and/or the Chief Compliance Officer.
AA. Anti-Fraud Policy
The Company has a Fraud Policy which prohibits Employees from engaging in fraudulent conduct. The policy is available on Shaw Net.
SECTION III: TREATMENT OF VIOLATIONS AND REPORTING
     If any Employee has any suspicion, knowledge or indication that an executive, Employee, manager, supervisor, officer, director or any other person affiliated with the Company has engaged in any misconduct, unethical behavior or violation of any of the provisions of this Code or the laws and regulations by which this Company abides, the matter should be reported immediately. Any such matter may be reported, at the Employee’s discretion, to any of the following (or more than one of the following):
1.	Immediate (“up the chain”) supervisor or manager;

2.	Divisional in-house attorney

3.	Any Company Officer including
a.	General Counsel/Corporate Secretary

b.	Chief Compliance Officer

c.	Chief Accounting Officer

d.	Vice President of Internal Audit
4.	“Speak Up” Line (1-888-337-7499) or International Collect line at 1-770-582-5210
     The reports made to the Speak Up Line can be done anonymously if the reporter so chooses. The Speak Up Line anonymous option may not be available for use in foreign countries but the callers may still use the line without anonymous reporting.
     The Company will thoroughly investigate those reports which are made to it about Employees who may have violated this Code or otherwise engaged in illegal or unethical behavior.
     The Company will not retaliate against or allow retaliation against any Employee that reports possible misconduct or unethical behavior or participates in the investigation of such matters because an Employee has made such report. Any Employee found to have retaliated on that basis will be disciplined in accordance with this Code. However, the reporting of a matter by an Employee will not protect an Employee from termination or discipline when such termination or discipline is warranted by reasons other than the fact that the Employee reported or participated in the investigation.
Code of Corporate Conduct
Last Revised 06.06

     Violations of this Code or the laws and regulations applicable to the Company will subject the executive, Employee, officer, or director to appropriate disciplinary action up to and including reduction or elimination of bonuses or base pay or termination of employment or removal of the relationship with the Company if other than an employee. Violations of a criminal nature may also be referred to the appropriate authorities by the Company for prosecution.
     In the event an Employee has reported a matter which he or she does not believe has received appropriate attention, the Employee should raise the issue to the General Counsel or the Chief Compliance Officer.
SUMMARY
     The Company takes compliance with laws, policies and regulations very seriously. A compliant company is a profitable company. All Employees are required, as a condition of employment, to adhere to this Code. The Company thanks all Employees for their assistance in complying with the Code and in assisting the Company to ensure that all Employees comply with the Code.
Code of Corporate Conduct
Last Revised 06.06

EXHIBIT A
PERSONS TO CONTACT

PERSON	AREA	PHONE NUMBER
Gary Graphia	General Counsel & Corporate Secretary	225-932-2641
Kerry David	Chief Compliance Officer	225-932-2580
Dirk Wild	Chief Accounting Officer	225-932-2505
Steven Champney	Vice President of Internal Audit	225-987-7304
Randy Gregory	Divisional Counsel – Shaw E&I	225-932-2561
Ken Jenkins	Divisional Counsel – E&C	617-589-8882
Sam Robison	Divisional Counsel – Shaw Maintenance	225-987-7360
Code of Corporate Conduct
Last Revised 06.06